SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         Current Report

             Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) December 16, 1997



                    BUTLER NATIONAL CORPORATION
      (Exact name of Registrant as specified in its charter)

         Delaware             0-1678                 41-0834293
(State of incorporation)(Commission File No)(IRS Employer Identification No.)



           1546 East Spruce Road, Olathe, Kansas    66061
          (Address of Principal Executive Office)(Zip Code)

    Registrant's telephone number, including area code:  (913) 780-9595

Former Name, former address and former fiscal year if changed since last report:

Not Applicable


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Item 9.  Sales of Equity Securities Pursuant to Regulation S.

          On December 16, 1997, the Company completed a private placement which was executed in reliance upon the exemption from registration afforded by Regulation S as promulgated by the Securities and Exchange Commission, under the Securities Act of 1933, as amended. The Company issued Series B 6% Convertible Preferred Stock in the amount of $1,500,000. The securities were not publicly offered. The securities were sold to accredited investors. The investors were not U.S. persons. Net proceeds of the offering were $1,310,964, after deducting legal, accounting, wire transfer and consulting expenses of the offering. The terms of conversion allow the holder, at its option, at any time commencing 45 days after issue to convert the preferred stock into shares of the Company's Common Stock, $0.01 par value per share, at a conversion price for each share of common stock equal to 70% of the 5 day average closing bid for the five days prior to closing. The shares are subject to a mandatory, 24 month conversion feature at the end of which all shares outstanding will be automatically converted.


Item 5.  Other events.

          On December 16, 1997, the Company completed the issue of Class AA Warrants to purchase 150,000 shares of the Company's Common Stock, $.01 par value per share, at a purchase price of $1.13 per share. The Warrants convert into restricted Common Stock by the Securities Act of 1933 and will expire December 5, 2000.

          The Company entered into an agreement with a Financial Consulting Company, whereby the Company agreed to issue 250,000 shares of Company common stock for services to be rendered in the future. In addition the Company agreed to grant 500,000 in stock options ranging in price from $1.00 to $1.75. See exhibit 10.1.

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Signatures


Pursuant to the requirements of the Securities & Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

BUTLER NATIONAL CORPORATION
(Registrant)




December 16, 1997                /s/ Clark D. Stewart
     (Date)                      Clark D. Stewart, President
                                 and Chief Executive Officer


December 16, 1997                /s/ Edward J. Matukewicz
     (Date)                      Edward J. Matukewicz, Treasurer
                                 and Chief Financial Officer


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